t 99.1

Exhibit 99.1

For Immediate Release	Contact: Mark Bierley
December 13, 2011	(919) 774-6700

THE PANTRY ANNOUNCES FOURTH QUARTER
AND FISCAL 2011 FINANCIAL RESULTS

Cary, North Carolina, December 13, 2011 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal fourth quarter and year ended September 29, 2011.  The fiscal 2010 quarter and year amounts presented included 14 and 53 weeks, respectively, one more week than the comparable periods of fiscal 2011.

Fourth Quarter Summary:

•
Net income was $3.3 million or $0.15 per share.  This compares to net income of $8.5 million or $0.38 per share in last year’s fourth quarter.  Excluding the impact of impairment charges, net income for the fourth quarter of fiscal 2011 was $8.4 million or $0.37 per share, compared to earnings per share of $0.43 in the prior year period (see reconciliation below).

•	Adjusted EBITDA was $64.4 million, compared to $66.8 million a year ago. Adjusted EBITDA was $61.9 million in the prior year period, excluding the estimated impact of the 14th week.

•	Comparable store merchandise revenue decreased 0.8%.

•	Merchandise gross margin was 33.8%, compared to 34.4% a year ago.

•	Fuel gross profit was $64.4 million, compared to $61.9 million a year ago. Fuel gross profit was $58.1 million in the prior year period, excluding the estimated impact of the 14th week.

Fiscal Year 2011 Summary:

•
Net income was $9.8 million or $0.44 per diluted share.  This compares to a net loss of $165.6 million or $7.42 per share last year.  Excluding the impact of impairment charges and loss on extinguishment of debt, net income for fiscal 2011 was $17.5 million or $0.78 per share, compared to earnings per share of $0.97 in the prior year (see reconciliation below).

•	Adjusted EBITDA was $231.7 million, compared to $239.8 million in fiscal 2010. Adjusted EBITDA was $234.9 million in the prior year period, excluding the estimated impact of the 53rd week.

•	Comparable store merchandise revenue increased 0.2%.

•	Merchandise gross margin was 33.9% compared to 33.8% in fiscal 2010.

•	Fuel gross profit was $257.1 million, compared to $264.7 million a year ago. Fuel gross profit was $260.8 in the prior year period, excluding the estimated impact of the 53rd week.

•	Net cash provided by operating activities was $178.7 million compared to $154.8 million in fiscal 2010.

•
Long-term debt, net of cash, was $533.4 million at the end of the fourth quarter, decreasing $25.3 million from the end of fiscal 2010.  As a result of our cash flow performance in fiscal 2011, we are required to make a prepayment of $27.6 million to our senior lenders during the first quarter of fiscal 2012.

Interim Chief Executive Officer Edwin J. Holman said, “We delivered $64.4 million of Adjusted EBITDA in the fourth quarter of fiscal 2011, an estimated $2.5 million increase on a comparable week basis, however, actions are needed to improve our comparable store sales performance.  Accordingly, fiscal 2012 represents an important transitional period for the Company, as we focus on a pricing strategy that is intended to improve merchandise sales growth and align our gasoline volume with industry trends.  We are encouraged by the $231.7 million of Adjusted EBITDA and $178.7 million of net cash from operations in fiscal 2011, which allows us the flexibility to manage for the longer term.”

Comparable store merchandise sales in the fourth quarter decreased 0.8% in total and increased 0.6% excluding cigarettes.  Total merchandise gross profit for the quarter was $157.7 million, a decrease of 8.6% from the fourth quarter a year ago.

For the full year, comparable store revenue increased 0.2% and 0.9% excluding cigarettes.  Total merchandise gross profit for fiscal 2011 was $603.2 million, down 0.7% from a year ago.

Retail fuel gallons sold in the fourth quarter decreased 13.3% overall and 8.3% on a comparable store basis from last year’s fourth quarter.  Fuel gross profit for the fourth quarter increased 4.0% compared to the same period a year ago, primarily due to an increase in retail fuel margin per gallon to $0.135 compared to $0.112.

For the full year, retail fuel gallons sold were approximately 1.89 billion, down 7.7% overall and 7.4% on a comparable store basis from fiscal year 2010.

Total store operating and general and administrative expenses for the fourth quarter were $157.7 million, a decrease of $9.9 million from the fourth quarter last year.  This decrease was driven primarily by one less week in fiscal 2011.  For the full year, store operating and general and administration expenses were $628.5 million, a decrease of $3.8 million or 0.6% from fiscal year 2010.

The Company believes its liquidity position will allow it to continue to execute its core strategic initiatives given the $213.8 million in cash on hand and $120.8 million in available capacity under its revolving credit facilities as of September 29, 2011.

Fiscal 2012 Outlook

The Company announced the following initial guidance ranges for its expected performance (excluding potential acquisitions) in fiscal 2012, which is a 52-week fiscal year:

	Q1 FY11	Q1 FY12 Guidance		FY11	FY12 Guidance
	Actual	Low	High	Actual	Low	High

Merchandise sales ($B)	$0.42	$0.42	$0.43	$1.78	$1.78	$1.82

Merchandise gross margin	33.5%	32.5%	33.2%	33.9%	33.5%	34.4%

Retail fuel gallons (B)	0.49	0.45	0.46	1.89	1.74	1.82

Retail fuel margin per gallon	$0.104	$0.110	$0.120	$0.135	$0.122	$0.137

Store operating expenses ($M)	$132	$130	$132	$524	$523	$529

General & administrative expenses ($M)	$27	$25	$26	$104	$93	$97

Depreciation & amortization ($M)	$29	$27	$29	$117	$114	$119

Interest expense ($M)	$22	$21	$22	$88	$85	$88

Capital expenditures, net ($M)	$21	$24	$27	$93	$80	$90

Conference Call

Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Tuesday, December 13, 2011 at 8:30 a.m. Eastern Time.  The call will be broadcast live over the Internet and will be accessible through either the Investors section of the Company's website at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization.  Adjusted EBITDA is not a measure of operating performance or liquidity under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data.  The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting.  Adjusted EBITDA does not include impairment of long-lived assets and other charges.  The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  Adjusted EDITDA does not include gain/loss on extinguishment of debt because it represents financing activities and is not indicative of the ongoing performance of our remaining stores.

Net Income/(Loss) and Net Income/(Loss) Per Share Excluding Certain Items

In addition to net income/(loss) and net income/(loss) per share presented in accordance with GAAP, the Company has also presented net income/(loss) and net income/(loss) per share for the three and twelve months ended September 29, 2011 and September 30, 2010 excluding the after-tax impact of non-cash charges related to impairment and loss on extinguishment of debt.  Management believes that investors find this information useful as a reflection of the Company’s underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry.  Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company’s historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, or impairment charges has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations.  Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of December 9, 2011, the Company operated 1,627 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “outlook,” “guidance,” “believes,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning.  Forward-looking statements are likely to address matters such as the Company’s anticipated sales, expenses, margins, capital expenditures, profits, cash flows, liquidity and debt levels, as well as our pricing strategies and their anticipated impact and our expectations relating to the costs and benefits of our merchandising initiatives. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.  Any number of factors could affect actual results and events, including, without limitation; the Company's ability to enhance its operating performance through its in-store initiatives; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; a disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of December 13, 2011.  While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Twelve Months Ended
	Sept 29, 2011	Sept 30, 2010	Sept 29, 2011	Sept 30, 2010
Revenues:	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Merchandise	$466,308	$501,924	$1,778,819	$1,797,860
Fuel	1,712,907	1,452,474	6,359,681	5,467,402
Total revenues	2,179,215	1,954,398	8,138,500	7,265,262
Costs and operating expenses:
Merchandise cost of goods sold	308,619	329,434	1,175,630	1,190,396
Gasoline cost of goods sold	1,648,507	1,390,538	6,102,607	5,202,717
Store operating	134,987	142,705	524,357	536,618
General and administrative	22,729	24,880	104,178	95,683
Goodwill impairment	---	---	---	230,820
Other impairment charges	8,338	1,941	12,555	36,259
Depreciation and amortization	29,265	31,133	117,025	120,605
Total costs and operating expenses	2,152,445	1,920,631	8,036,352	7,413,098
Income (loss) from operations	26,770	33,767	102,148	(147,836)

Interest expense, net
Loss on extinguishment of debt	15	5	15	791
Interest on lease finance obligations	11,387	10,459	44,064	43,101
Interest expense – all other, net	10,790	10,873	43,427	45,155
Total interest expense, net	22,192	21,337	87,506	89,047
Income (loss) before income taxes	4,578	12,430	14,642	(236,883)
Income tax (expense) benefit	(1,249)	(3,912)	(4,827)	71,268
Net income (loss)	$3,329	$8,518	$9,815	$(165,615)

Earnings (loss) per share:
Net income (loss) per diluted shares	$0.15	$0.38	$0.44	$(7.42)
Shares outstanding	22,561	22,538	22,529	22,333

Selected financial data:
Adjusted EBITDA	$64,373	$66,841	$231,728	$239,848
Merchandise gross profit	$157,689	$172,490	$603,189	$607,464
Merchandise margin	33.8%	34.4%	33.9%	33.8%
Retail fuel data:
Gallons	474,684	547,508	1,889,045	2,047,359
Margin per gallon (1)	$0.135	$0.112	$0.135	$0.129
Retail price per gallon	$3.56	$2.63	$3.33	$2.64
Total fuel gross profit	$64,400	$61,936	$257,074	$264,685

Comparable store data:
Merchandise sales %	-0.8%	5.7%	0.2%	5.6%
Fuel gallons %	-8.3%	-7.2%	-7.4%	-4.9%

Number of stores:
End of period	1,649	1,638	1,649	1,638
Weighted-average store count	1,654	1,640	1,655	1,652

(1)	Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment.  Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)
	September 29, 2011	September 30, 2010

ASSETS
Cash and cash equivalents	$213,768	$200,637
Receivables, net	98,144	92,118
Inventories	133,383	130,949
Other current assets	37,620	33,316
Total current assets	482,915	457,020

Property and equipment, net	991,308	1,005,152
Goodwill	435,765	403,193
Other noncurrent assets	24,357	31,085
Total assets	$1,934,345	$1,896,450
LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$31,883	$6,321
Current maturities of lease finance obligations	8,212	7,024
Accounts payable	151,835	144,358
Other accrued liabilities	117,639	114,031
Total current liabilities	309,569	271,734

Long-term debt	715,275	753,020
Lease finance obligations	449,255	450,312
Deferred income taxes	61,579	38,388
Deferred vendor rebates	18,714	10,212
Other noncurrent liabilities	57,633	64,675
Total shareholders’ equity	322,320	308,109
Total liabilities and shareholders’ equity	$1,934,345	$1,896,450

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Twelve Months Ended
	Sept 29, 2011	Sept 30, 2010	Sept 29, 2011	Sept 30, 2010
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Adjusted EBITDA	$64,373	$66,841	$231,728	$239,848
Impairment charges	(8,338)	(1,941)	(12,555)	(267,079)
Loss on extinguishment of debt	(15)	(5)	(15)	(791)
Interest expense, net	(22,177)	(21,332)	(87,491)	(88,256)
Depreciation and amortization	(29,265)	(31,133)	(117,025)	(120,605)
Income tax (expense)benefit	(1,249)	(3,912)	(4,827)	71,268
Net income(loss)	$3,329	$8,518	$9,815	$(165,615)

Adjusted EBITDA	$64,373	$66,841	$231,728	$239,848
Loss on extinguishment of debt	(15)	(5)	(15)	(791)
Interest expense, net	(22,177)	(21,332)	(87,491)	(88,256)
Income tax (expense)benefit	(1,249)	(3,912)	(4,827)	71,268
Stock-based compensation expense	(191)	731	2,153	3,478
Changes in operating assets and liabilities	29,878	(20,096)	6,621	(13,593)
Other	947	6,033	30,541	(57,129)
Net cash provided by operating activities	$71,566	$28,260	$178,710	$154,825

Additions to property and equipment, net	$(27,404)	$(39,423)	$(92,760)	$(97,511)
Acquisitions of businesses, net	--	--	(47,564)	(10)
Net cash used in investing activities	$(27,404)	$(39,423)	$(140,324)	$(97,521)

Net cash used in financing activities	$(12,619)	$(3,476)	$(25,255)	$(26,547)

Net increase (decrease) in cash	$31,543	$(14,639)	$13,131	$30,757

	Quarter Ended			Quarter Ended
	September 29, 2011			September 30, 2010

	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS

Income, as reported	$4,578	$3,329	$0.15	$12,430	$8,518	$0.38
Other impairment charges	8,338	5,098	0.23	1,941	1,187	0.05
Loss on extinguishment of debt	15	9	--	5	3	--
Income, as adjusted	$12,931	$8,436	$0.37	$14,376	$9,708	$0.43

	Twelve Months Ended			Twelve Months Ended
	September 29, 2011			September 30, 2010

	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS

Income, as reported	$14,642	$9,815	$0.44	$(236,883)	$(165,615)	$(7.42)
Goodwill and other impairment charges	12,555	7,676	0.34	267,079	186,736	8.36
Loss on extinguishment of debt	15	9	--	791	484	0.02
Income, as adjusted	$27,212	$17,500	$0.78	$30,987	$21,605	$0.97

The table below provides a summary of the estimated impact of the 14th week on revenue, gross profit, expenses and retail fuel gallons sold for the fourth quarter of fiscal 2010:

	Quarter Ended September 30, 2010
	As reported	Impact of 14th week	As adjusted
Revenue:
Merchandise	$501,924	$(33,462)	$468,462
Fuel	1,452,474	(99,200)	1,353,274
Total revenues	$1,954,398	$(132,662)	$1,821,736
Gross profit:
Merchandise	$172,490	$(11,312)	$161,178
Fuel	61,936	(3,872)	58,064
Total gross profit	$234,426	$(15,184)	$219,242

Store operating expenses	$142,705	$(8,067)	$134,638
General and administrative	24,880	(2,170)	22,710

Adjusted EBITDA	$66,841	$(4,947)	$61,894

Retail fuel gallons sold	547,508	(37,250)	510,258

The table below provides a summary of the estimated impact of the 53rd week on revenue, gross profit, expenses and retail fuel gallons sold for fiscal 2010:

	Twelve Months Ended September 30, 2010
	As reported	Impact of 53rd week	As adjusted
Revenue:
Merchandise	$1,797,860	$(33,462)	$1,764,398
Fuel	5,467,402	(99,200)	5,368,202
Total revenues	$7,265,262	$(132,662)	$7,132,600
Gross profit:
Merchandise	$607,464	$(11,312)	$596,152
Fuel	264,685	(3,872)	260,813
Total gross profit	$872,149	$(15,184)	$856,965

Store operating expenses	$536,618	$(8,067)	$528,551
General and administrative	95,683	(2,170)	93,513

Adjusted EBITDA	$239,848	$(4,947)	$234,901

Retail fuel gallons sold	2,047,359	(37,250)	2,010,109